Contacts:
Thomas G. Zernick	Scott J. McKim
Chief Executive Officer	Chief Financial Officer
727.399.5680	727.521.7085

BayFirst Financial Corp. Reports Second Quarter 2024 Results;
Highlighted by Improved Operating Efficiencies and Lower Net Charge-Offs
ST. PETERSBURG, FL. — July 25, 2024 — BayFirst Financial Corp. (NASDAQ: BAFN) (“BayFirst” or the “Company”), parent company of BayFirst National Bank (the “Bank”) today reported net income of $0.9 million, or $0.12 per diluted common share, for the second quarter of 2024, an increase of 5.1% compared to $0.8 million, or $0.11 per diluted common share, in the first quarter of 2024. Net income increased due to higher net interest income and lower provision for credit losses and compensation expense, partially offset by lower gain on sale of government guaranteed loans resulting from a decrease in balance of loans sold.
“We are pleased with the improvement in credit administration during the second quarter which resulted in a $1.1 million decrease in our provision for credit losses from the previous quarter,” stated Thomas G. Zernick, Chief Executive Officer. "As we stated in the past, the SBA 7(a) working capital loans we offer often provide resources to small businesses struggling with economic factors like high inflation. Similar to other SBA lenders, we expanded our portfolio management efforts in the second quarter to help borrowers who continue to make timely payments by offering loan modification options. These efforts helped reduce net charge-offs during the quarter."
“Our CreditBench team worked hard to produce almost $100 million in new government guaranteed loans during the second quarter. However, this volume was below both the first quarter of 2024 and the second quarter of 2023. With less loan balances sold in the market, our gains from the sale of government guaranteed loans were below the prior quarter and our expectations. Our team is focused on meeting loan origination targets in line with past performance, while also promoting acceptable credit and profitability metrics.”
“Furthermore, earlier in the year we opened our twelfth banking center, completing our near-term branch expansion plans. At the same time, we have been successful at reducing operating expenses by leveraging technology investments to reduce headcount and related incentive compensation, renegotiating key vendor contracts, and reducing other expenses while successfully growing the franchise. These reductions helped reduce noninterest expense in the second quarter by $1.2 million, and we expect those savings to increase in future quarters. We believe we have both the infrastructure and banking teams in place to efficiently grow and gain market share in our attractive Tampa Bay market.”
“Finally, a highlight of the second quarter was the launch of a strategic focus around Healthcare Banking for BayFirst, under the leadership of Phil Russo. Phil is an industry veteran and native to the Tampa Bay region and will lead a team to develop the Bank’s efforts to meet the lending and deposit needs of healthcare businesses across our Tampa Bay footprint,” concluded Zernick.
Second Quarter 2024 Performance Review
•The Company’s government guaranteed loan origination platform, CreditBench, originated $98.7 million in new government guaranteed loans during the second quarter of 2024, a decrease of 24.4% from $130.6 million of loans produced in the previous quarter, and a 21.4% decrease from $125.6 million of loans produced during the second quarter of 2023. Demand was down in the second quarter for the Company's Bolt loan program, an SBA 7(a) loan product designed to expeditiously provide working capital loans of $150 thousand or less to businesses throughout the country. Since the launch in 2022, the Company has originated

BayFirst Financial Corp. Reports Second Quarter 2024 Results
July 25, 2024

4,729 Bolt loans totaling $611.4 million, of which 561 Bolt loans totaling $71.5 million were originated during the quarter.
•Loans held for investment increased by $73.4 million, or 7.9%, during the second quarter of 2024 to $1.01 billion and increased $171.6 million, or 20.5%, over the past year. During the quarter, the Company originated $178.5 million of loans and sold $79.0 million of government guaranteed loan balances. The majority of the loan growth was to individuals and businesses across the Tampa Bay and Sarasota region.
•Deposits increased $35.1 million, or 3.5%, during the second quarter of 2024 and increased $97.6 million, or 10.3%, over the past year to $1.04 billion.
•Balance sheet liquidity remains strong, with $63.0 million in cash balances and time deposits with other banks as of June 30, 2024. Additionally, the Company maintains significant borrowing capacity through the FHLB, Federal Reserve discount window, and lines of credit with other financial institutions. Approximately 81% of the Company's deposits were insured at June 30, 2024.
•Book value and tangible book value at June 30, 2024 were $20.54 per common share, an increase from $20.45 at March 31, 2024.
•Net interest margin increased by 1 basis point to 3.43% in the second quarter of 2024, from 3.42% in the first quarter of 2024.
Results of Operations
Net Income
Net income was $0.9 million for the second quarter of 2024, compared to $0.8 million in the first quarter of 2024 and $1.4 million in the second quarter of 2023. The increase in net income for the second quarter of 2024 from the preceding quarter was primarily the result of an increase in net interest income of $0.4 million, a decrease in provision for credit losses of $1.1 million and a decrease in noninterest expense of $1.2 million partially offset by a decrease in noninterest income of $2.6 million. The decrease in net income from the second quarter of 2023 was due to decreases in net interest income of $0.9 million and gain on sale of government guaranteed loans of $0.4 million, partially offset by an increase in other noninterest income of $0.4 million and lower compensation expense of $0.6 million.
In the first six months of 2024, net income was $1.7 million, a decrease from $2.1 million for the first six months of 2023. The decrease was primarily due to lower net interest income of $1.2 million, higher provision for credit losses of $2.4 million and higher noninterest expense of $2.6 million, partially offset by higher gain on sale of government guaranteed loans of $3.2 million and higher government guaranteed loan packaging fees of $1.5 million.
Net Interest Income and Net Interest Margin
Net interest income from continuing operations was $9.2 million in the second quarter of 2024, an increase from $8.7 million during the first quarter of 2024, and a decrease from $10.1 million during the second quarter of 2023. The net interest margin increased by 1 basis point to 3.43% in the second quarter of 2024, from 3.42% in the first quarter of 2024.
The increase during the second quarter of 2024, as compared to the first quarter of 2024, was mainly due to an increase in loan interest income, including fees, of $1.2 million partially offset by higher interest costs on deposits of $0.2 million and borrowings of $0.6 million.
The decrease during the second quarter of 2024, as compared to the year ago quarter, was mainly due to higher interest expense on deposits of $3.4 million, partially offset by an increase in interest income of $2.6 million.
Net interest income from continuing operations was $17.9 million in the first six months of 2024, a decrease from $19.2 million in the first six months of 2023. The decrease was mainly due to an increase in interest expense on deposits of $8.6 million, partially offset by an increase in loan interest income, including fees, of $8.2 million.
Noninterest Income
Noninterest income from continuing operations was $11.7 million for the second quarter of 2024, which was a decrease from $14.3 million in the first quarter of 2024 and an increase from $10.9 million in the second quarter of

BayFirst Financial Corp. Reports Second Quarter 2024 Results
July 25, 2024

2023. The decrease in the second quarter of 2024, as compared to the first quarter of 2024, was primarily the result of a decrease in gain on sale of government guaranteed loans of $2.5 million as a result of selling $48.8 million less in loan balances during the quarter. The increase in the second quarter of 2024, as compared to the second quarter of 2023, was the result of increases in fair value gains on government guaranteed loans of $0.3 million, government guaranteed loan packaging fees of $0.2 million, and other noninterest income of $0.4 million, partially offset by a decrease in gain on sale of government guaranteed loans of $0.4 million.
Noninterest income from continuing operations was $25.9 million for the first six months of 2024, which was an increase from $20.4 million for the first six months of 2023. The increase was primarily the result of increases in gain on sale of government guaranteed loans of $3.2 million and government guaranteed loan packaging fees of $1.5 million.
Noninterest Expense
Noninterest expense from continuing operations was $16.6 million in the second quarter of 2024 compared to $17.8 million in the first quarter of 2024 and $16.4 million in the second quarter of 2023. The decrease in the second quarter of 2024, as compared to the prior quarter, was primarily due to decreases in compensation expense of $1.1 million and professional services expense of $0.5 million. The increase in the second quarter of 2024, as compared to the second quarter of 2023, was primarily due to higher loan production expenses of $0.7 million, data processing expenses of $0.3 million, and other noninterest expense of $0.2 million, partially offset by lower compensation costs of $0.6 million and marketing and business development expenses of $0.6 million. The overall reduction of noninterest expense compared to the first quarter is attributed to the lower headcount on the Bolt lending team where we are leveraging technology in place of staff, combined with restructured incentive plans, and savings from renegotiated vendor contracts. These changes will provide ongoing expense savings.
Noninterest expense from continuing operations was $34.4 million for the first six months of 2024 compared to $31.8 million for the first six months of 2023. The increase was the result of increases in data processing expense of $0.5 million, loan origination and collection expense of $1.0 million, professional services expenses of $0.5 million, and other noninterest expenses of $0.6 million. The increases were partially offset by a decrease in marketing and business development expenses of $0.6 million.
Balance Sheet
Assets
Total assets increased $73.7 million, or 6.4%, during the second quarter of 2024 to $1.22 billion, mainly due to an increase of $73.4 million in loans held for investment.
Loans
Loans held for investment increased $73.4 million, or 7.9%, during the second quarter of 2024 and $171.6 million, or 20.5%, over the past year to $1.01 billion, due to originations in both conventional community bank loans and government guaranteed loans, partially offset by government guaranteed loan sales.
Deposits
Deposits increased $35.1 million, or 3.5%, during the second quarter of 2024 and increased $97.6 million, or 10.3%, from the second quarter of 2023, ending the second quarter of 2024 at $1.04 billion. During the second quarter, there were increases in savings and money market deposit account balances of $28.4 million and time deposit balances of $23.7 million, partially offset by decreases in noninterest-bearing deposit account balances of $2.9 million and interest-bearing transaction account balances of $14.0 million. The majority of the deposits are generated through the community bank. At times, the Bank has brokered time deposit and non-maturity deposit relationships available to

BayFirst Financial Corp. Reports Second Quarter 2024 Results
July 25, 2024

diversify its funding sources. At June 30, 2024, March 31, 2024, and June 30, 2023, the Company had $60.1 million , $30.5 million,and $40.1 million, respectively, of brokered deposits.
Asset Quality
The Company recorded a provision for credit losses in the second quarter of $3.0 million, compared to a $4.1 million provision for the first quarter of 2024 and $2.8 million during the second quarter of 2023.
The ratio of ACL to total loans held for investment at amortized cost was 1.50% at June 30, 2024, 1.62% as of March 31, 2024, and 1.61% as of June 30, 2023. The ratio of ACL to total loans held for investment at amortized cost, excluding government guaranteed loans, was 1.73% at June 30, 2024, 1.88% as of March 31, 2024, and 2.03% as of June 30, 2023.
Net charge-offs for the second quarter of 2024 were $3.3 million, which was a decrease from $3.7 million for the first quarter of 2024 and an increase from $2.3 million in the second quarter of 2023. Annualized net charge-offs as a percentage of average loans held for investment at amortized cost were 1.45% for the second quarter of 2024, compared to 1.71% in the first quarter of 2023 and 1.15% in the second quarter of 2023. Nonperforming assets to total assets was 1.28% as of June 30, 2024, compared to 0.97% as of March 31, 2024, and 0.79% as of June 30, 2023. Nonperforming assets, excluding government guaranteed loans, to total assets was 0.82% as of June 30, 2024, compared to 0.70% as of March 31, 2024, and 0.61% as of June 30, 2023.
Capital
The Bank’s Tier 1 leverage ratio was 8.73% as of June 30, 2024, compared to 9.12% as of March 31, 2024, and 9.36% at June 30, 2023. The CET 1 and Tier 1 capital ratio to risk-weighted assets were 10.54% as of June 30, 2024, compared to 11.04% as of March 31, 2024, and 12.34% as of June 30, 2023. The total capital to risk-weighted assets ratio was 11.79% as of June 30, 2024, compared to 12.29% as of March 31, 2024, and 13.60% as of June 30, 2023.
Liquidity
The Bank has liquidity in excess of internal minimums and the expectations of our bank regulators. The Bank’s overall liquidity position remains strong and stable. The on-balance sheet liquidity ratio at June 30, 2024 was 8.55%, as compared to 9.33% at December 31, 2023. The Bank has robust liquidity resources which include secured borrowings available from the Federal Home Loan Bank, the Federal Reserve, and lines of credit with other financial institutions. As of June 30, 2024, the Bank had $55.0 million of borrowings from the FHLB and no borrowings from the FRB or other financial institutions. This compares to $15.0 million and $10.0 million of borrowings from the FHLB and no borrowings from the FRB or other financial institutions at March 31, 2024 and December 31, 2023, respectively.
Recent Events
Third Quarter Common Stock Dividend. On July 23, 2024, BayFirst’s Board of Directors declared a third quarter 2024 cash dividend of $0.08 per common share. The dividend will be payable September 15, 2024 to common shareholders of record as of September 1, 2024. The Company has continuously paid quarterly common stock cash dividends since 2016.
Conference Call
BayFirst’s management team will host a conference call on Friday, July 26, 2024, at 9:00 a.m. ET to discuss its second quarter results. Interested investors may listen to the call live under the Investor Relations tab at www.bayfirstfinancial.com. Investment professionals are invited to dial (800) 549-8228 to participate in the call using Conference ID 63886. A replay of the call will be available for one year at www.bayfirstfinancial.com.
About BayFirst Financial Corp.
BayFirst Financial Corp. is a registered bank holding company based in St. Petersburg, Florida which commenced operations on September 1, 2000. Its primary source of income is derived from its wholly owned subsidiary, BayFirst National Bank, a national banking association which commenced business operations on February 12, 1999. The Bank currently operates twelve full-service banking offices throughout the Tampa Bay-Sarasota region and offers a broad range of commercial and consumer banking services to businesses and individuals. The Bank was the 3rd

BayFirst Financial Corp. Reports Second Quarter 2024 Results
July 25, 2024

largest SBA 7(a) lender by number of units originated and 9th largest by dollar volume nationwide through the third quarter ended June 30, 2024, of SBA's 2024 fiscal year. Additionally, it was the number one SBA 7(a) lender in dollar volume in the 5 county Tampa Bay market for the SBA's 2023 fiscal year. As of June 30, 2024, BayFirst Financial Corp. had $1.22 billion in total assets.
Forward-Looking Statements
In addition to the historical information contained herein, this presentation includes "forward-looking statements" within the meaning of such term in the Private Securities Litigation Reform Act of 1995. These statements are subject to many risks and uncertainties, including, but not limited to, the effects of health crises, global military hostilities, or climate change, including their effects on the economic environment, our customers and our operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with them; the ability of the Company to implement its strategy and expand its banking operations; changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; changes in business plans as circumstances warrant; risks related to mergers and acquisitions; changes in benchmark interest rates used to price loans and deposits, changes in tax laws, regulations and guidance; and other risks detailed from time to time in filings made by the Company with the SEC, including, but not limited to those “Risk Factors” described in our most recent Form 10-K and Form 10-Q. Readers should note that the forward-looking statements included herein are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements.

BayFirst Financial Corp. Reports Second Quarter 2024 Results
July 25, 2024

BAYFIRST FINANCIAL CORP.
SELECTED FINANCIAL DATA (Unaudited)

	At or for the three months ended
(Dollars in thousands, except for share data)	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Balance sheet data:
Average loans held for investment at amortized cost	$902,417	$855,040	$825,196	$789,167	$781,744
Average total assets	1,178,501	1,126,315	1,108,550	1,088,517	1,064,068
Average common shareholders’ equity	84,948	85,385	82,574	81,067	80,310
Total loans held for investment	1,008,314	934,868	915,726	878,447	836,704
Total loans held for investment, excl gov’t gtd loan balances	844,659	776,302	698,106	687,141	638,148
Allowance for credit losses	13,843	13,906	13,497	13,365	12,598
Total assets	1,217,869	1,144,194	1,117,766	1,133,979	1,087,399
Common shareholders’ equity	84,911	84,578	84,656	82,725	81,460
Share data:
Basic earnings per common share	$0.12	$0.11	$0.32	$0.42	$0.29
Diluted earnings per common share	0.12	0.11	0.32	0.41	0.29
Dividends per common share	0.08	0.08	0.08	0.08	0.08
Book value per common share	20.54	20.45	20.60	20.12	19.85
Tangible book value per common share (1)	20.54	20.45	20.60	20.12	19.85
Performance and capital ratios:
Return on average assets(2)	0.29%	0.29%	0.60%	0.71%	0.52%
Return on average common equity(2)	2.26%	2.06%	6.37%	8.46%	5.86%
Net interest margin(2)	3.43%	3.42%	3.48%	3.36%	4.18%
Dividend payout ratio	68.91%	75.27%	25.03%	19.15%	27.89%
Asset quality ratios:
Net charge-offs	$3,261	$3,652	$2,612	$2,234	$2,253
Net charge-offs/avg loans held for investment at amortized cost(2)	1.45%	1.71%	1.27%	1.13%	1.15%
Nonperforming loans(3)	$12,312	$9,877	$9,688	$9,518	$8,478
Nonperforming loans (excluding gov't gtd balance)(3)	$8,054	$7,568	$8,264	$7,997	$6,590
Nonperforming loans/total loans held for investment(3)	1.34%	1.15%	1.18%	1.20%	1.08%
Nonperforming loans (excl gov’t gtd balance)/total loans held for investment(3)	0.87%	0.88%	1.00%	1.01%	0.84%
ACL/Total loans held for investment at amortized cost	1.50%	1.62%	1.64%	1.68%	1.61%
ACL/Total loans held for investment at amortized cost, excl government guaranteed loans	1.73%	1.88%	2.03%	2.03%	2.03%
Other Data:
Full-time equivalent employees	302	313	305	307	302
Banking center offices	12	12	11	10	9
(1) See section entitled "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures" below for a reconciliation to most comparable GAAP equivalent.
(2) Annualized
(3) Excludes loans measured at fair value

BayFirst Financial Corp. Reports Second Quarter 2024 Results
July 25, 2024

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures
Some of the financial measures included in this report are not measures of financial condition or performance recognized by GAAP. These non-GAAP financial measures include tangible common shareholders' equity and tangible book value per common share. Our management uses these non-GAAP financial measures in its analysis of our performance, and we believe that providing this information to financial analysts and investors allows them to evaluate capital adequacy.
The following presents these non-GAAP financial measures along with their most directly comparable financial measures calculated in accordance with GAAP:

Tangible Common Shareholders' Equity and Tangible Book Value Per Common Share (Unaudited)
	As of
(Dollars in thousands, except for share data)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Total shareholders’ equity	$100,962	$100,629	$100,707	$94,165	$91,065
Less: Preferred stock liquidation preference	(16,051)	(16,051)	(16,051)	(11,440)	(9,605)
Total equity available to common shareholders	84,911	84,578	84,656	82,725	81,460
Less: Goodwill	—	—	—	—	—
Tangible common shareholders' equity	$84,911	$84,578	$84,656	$82,725	$81,460

Common shares outstanding	4,134,219	4,134,914	4,110,470	4,110,650	4,103,834
Tangible book value per common share	$20.54	$20.45	$20.60	$20.12	$19.85

BayFirst Financial Corp. Reports Second Quarter 2024 Results
July 25, 2024

BAYFIRST FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)	6/30/2024	3/31/2024	6/30/2023
Assets
Cash and due from banks	$4,226	$4,425	$4,593
Interest-bearing deposits in banks	56,546	53,080	99,114
Cash and cash equivalents	60,772	57,505	103,707
Time deposits in banks	2,261	3,000	4,881
Investment securities available for sale, at fair value (amortized cost $42,885, $46,816, and $45,713 at June 30, 2024, March 31, 2024, and June 30, 2023, respectively)	38,685	42,514	41,343
Investment securities held to maturity, at amortized cost, net of allowance for credit losses of $14, $14, and $19 (fair value: $2,273, $2,352, and $2,222 at June 30, 2024, March 31, 2024, and June 30, 2023, respectively)	2,486	2,487	2,483
Nonmarketable equity securities	7,132	5,228	5,332
Government guaranteed loans held for sale	—	2,226	1,247
Government guaranteed loans held for investment, at fair value	86,142	77,769	52,165
Loans held for investment, at amortized cost net of allowance for credit losses of $13,843, $13,906, and $12,598 at June 30, 2024, March 31, 2024, and June 30, 2023, respectively)	908,329	843,193	771,941
Accrued interest receivable	8,000	7,625	5,929
Premises and equipment, net	39,088	39,327	40,052
Loan servicing rights	15,770	15,742	12,820
Deferred income tax assets	—	—	925
Right-of-use operating lease assets	2,305	2,499	2,804
Bank owned life insurance	26,150	25,974	25,469
Other assets	20,713	18,805	15,850
Assets from discontinued operations	36	300	451
Total assets	$1,217,869	$1,144,194	$1,087,399
Liabilities:
Noninterest-bearing deposits	$94,040	$96,977	$101,081
Interest-bearing transaction accounts	236,447	250,478	253,112
Savings and money market deposits	420,271	391,915	401,941
Time deposits	291,630	267,945	188,648
Total deposits	1,042,388	1,007,315	944,782
FHLB borrowings	55,000	15,000	30,000
Subordinated debentures	5,952	5,950	5,945
Notes payable	2,162	2,276	2,617
Accrued interest payable	1,172	1,598	572
Operating lease liabilities	2,497	2,673	3,018
Deferred income tax liabilities	1,000	728	—
Accrued expenses and other liabilities	6,565	7,496	8,461
Liabilities from discontinued operations	171	529	939
Total liabilities	1,116,907	1,043,565	996,334

BayFirst Financial Corp. Reports Second Quarter 2024 Results
July 25, 2024

BAYFIRST FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)	6/30/2024	3/31/2024	6/30/2023
Shareholders’ equity:
Preferred stock, Series A; no par value, 10,000 shares authorized, 6,395 shares issued and outstanding at June 30, 2024, March 31, 2024, and June 30, 2023; aggregate liquidation preference of $6,395 each period	6,161	6,161	6,161
Preferred stock, Series B; no par value, 20,000 shares authorized, 3,210 shares issued and outstanding at June 30, 2024, March 31, 2024, and June 30, 2023; aggregate liquidation preference of $3,210 each period	3,123	3,123	3,123
Preferred stock, Series C; no par value, 10,000 shares authorized, 6,446 shares issued and outstanding at June 30, 2024 and March 31, 2024, and no shares issued and outstanding as of June 30, 2023; aggregate liquidation preference of $6,446 at June 30, 2024 and March 31, 2024	6,446	6,446	—
Common stock and additional paid-in capital; no par value, 15,000,000 shares authorized, 4,134,219, 4,134,914, and 4,103,834 shares issued and outstanding at June 30, 2024, March 31, 2024, and June 30, 2023, respectively	54,773	54,776	54,384
Accumulated other comprehensive loss, net	(3,113)	(3,188)	(3,239)
Unearned compensation	(1,081)	(1,192)	(1,386)
Retained earnings	34,653	34,503	32,022
Total shareholders’ equity	100,962	100,629	91,065
Total liabilities and shareholders’ equity	$1,217,869	$1,144,194	$1,087,399

BayFirst Financial Corp. Reports Second Quarter 2024 Results
July 25, 2024

BAYFIRST FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
	For the Quarter Ended			Year-to-Date
(Dollars in thousands, except per share data)	6/30/2024	3/31/2024	6/30/2023	6/30/2024	6/30/2023
Interest income:
Loans, including fees	$19,414	$18,228	$16,372	$37,642	$29,443
Interest-bearing deposits in banks and other	1,013	959	1,420	1,972	2,600
Total interest income	20,427	19,187	17,792	39,614	32,043
Interest expense:
Deposits	10,448	10,215	7,098	20,663	12,021
Other	797	230	586	1,027	861
Total interest expense	11,245	10,445	7,684	21,690	12,882
Net interest income	9,182	8,742	10,108	17,924	19,161
Provision for credit losses	3,000	4,058	2,765	7,058	4,707
Net interest income after provision for credit losses	6,182	4,684	7,343	10,866	14,454
Noninterest income:
Loan servicing income, net	805	795	649	1,600	1,389
Gain on sale of government guaranteed loans, net	5,595	8,089	6,028	13,684	10,437
Service charges and fees	452	444	379	896	758
Government guaranteed loans fair value gain, net	3,202	3,305	2,904	6,507	6,478
Government guaranteed loan packaging fees	1,022	1,407	797	2,429	918
Other noninterest income	577	228	180	805	405
Total noninterest income	11,653	14,268	10,937	25,921	20,385
Noninterest Expense:
Salaries and benefits	7,829	8,005	7,780	15,834	15,615
Bonus, commissions, and incentives	659	1,571	1,305	2,230	2,109
Occupancy and equipment	1,273	1,110	1,183	2,383	2,346
Data processing	1,647	1,560	1,316	3,207	2,663
Marketing and business development	540	588	1,102	1,128	1,767
Professional services	877	1,349	874	2,226	1,771
Loan origination and collection	1,958	1,719	1,221	3,677	2,716
Employee recruiting and development	549	597	556	1,146	1,124
Regulatory assessments	279	282	232	561	331
Other noninterest expense	999	992	833	1,991	1,372
Total noninterest expense	16,610	17,773	16,402	34,383	31,814
Income before taxes from continuing operations	1,225	1,179	1,878	2,404	3,025
Income tax expense from continuing operations	349	296	461	645	741
Net income from continuing operations	876	883	1,417	1,759	2,284
Loss from discontinued operations before income taxes	(14)	(78)	(43)	(92)	(213)
Income tax benefit from discontinued operations	(4)	(19)	(11)	(23)	(53)
Net loss from discontinued operations	(10)	(59)	(32)	(69)	(160)

Net income	866	824	1,385	1,690	2,124
Preferred dividends	386	385	208	771	416
Net income available to common shareholders	$480	$439	$1,177	$919	$1,708

BayFirst Financial Corp. Reports Second Quarter 2024 Results
July 25, 2024

BAYFIRST FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
	For the Quarter Ended			Year-to-Date
(Dollars in thousands, except per share data)	6/30/2024	3/31/2024	6/30/2023	6/30/2024	6/30/2023
Basic earnings (loss) per common share:
Continuing operations	$0.12	$0.12	$0.30	$0.24	$0.46
Discontinued operations	—	(0.01)	(0.01)	(0.02)	(0.04)
Basic earnings per common share	$0.12	$0.11	$0.29	$0.22	$0.42

Diluted earnings (loss) per common share:
Continuing operations	$0.12	$0.12	$0.30	$0.24	$0.46
Discontinued operations	—	(0.01)	(0.01)	(0.02)	(0.04)
Diluted earnings per common share	$0.12	$0.11	$0.29	$0.22	$0.42

BayFirst Financial Corp. Reports Second Quarter 2024 Results
July 25, 2024

Loan Composition

(Dollars in thousands)	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Real estate:
Residential	$304,234	$285,214	$264,126	$248,973	$235,339
Commercial	288,185	273,227	293,595	280,620	272,200
Construction and land	35,759	36,764	26,272	25,339	15,575
Commercial and industrial	192,140	182,264	177,566	174,238	198,639
Commercial and industrial - PPP	2,324	2,965	3,202	15,364	15,808
Consumer and other	85,789	63,854	47,287	39,024	38,103
Loans held for investment, at amortized cost, gross	908,431	844,288	812,048	783,558	775,664
Deferred loan costs, net	17,299	16,233	14,707	12,928	11,506
Discount on government guaranteed loans sold	(7,731)	(7,674)	(7,040)	(6,623)	(5,937)
Premium on loans purchased, net	4,173	4,252	4,503	4,406	3,306
Loans held for investment, at amortized cost, net	922,172	857,099	824,218	794,269	784,539
Government guaranteed loans held for investment, at fair value	86,142	77,769	91,508	84,178	52,165
Total loans held for investment, net	$1,008,314	$934,868	$915,726	$878,447	$836,704

Nonperforming Assets (Unaudited)

(Dollars in thousands)	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Nonperforming loans (government guaranteed balances), at amortized cost, gross	$4,258	$2,309	$1,424	$1,521	$1,888
Nonperforming loans (unguaranteed balances), at amortized cost, gross	8,054	7,568	8,264	7,997	6,590
Total nonperforming loans, at amortized cost, gross	12,312	9,877	9,688	9,518	8,478
Nonperforming loans (government guaranteed balances), at fair value	341	94	—	96	128
Nonperforming loans (unguaranteed balances), at fair value	1,284	729	648	363	—
Total nonperforming loans, at fair value	1,625	823	648	459	128
OREO	1,633	404	—	—	3
Total nonperforming assets, gross	$15,570	$11,104	$10,336	$9,977	$8,609
Nonperforming loans as a percentage of total loans held for investment(1)	1.34%	1.15%	1.18%	1.20%	1.08%
Nonperforming loans (excluding government guaranteed balances) to total loans held for investment(1)	0.87%	0.88%	1.00%	1.01%	0.84%
Nonperforming assets as a percentage of total assets	1.28%	0.97%	0.92%	0.88%	0.79%
Nonperforming assets (excluding government guaranteed balances) to total assets	0.82%	0.70%	0.74%	0.71%	0.61%
ACL to nonperforming loans(1)	112.44%	140.79%	139.32%	128.60%	146.39%
ACL to nonperforming loans (excluding government guaranteed balances)(1)	171.88%	183.75%	163.32%	152.29%	191.17%
(1) Excludes loans measured at fair value
Note: Transmitted on Globe Newswire on July 25, 2024, at 4:00 p.m. ET.